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                                                                    EXHIBIT 23.1



                         CONSENT OF ERNST & YOUNG LLP


We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Brightpoint, Inc., pertaining to the registration of 63,230 shares of Brightpoint, Inc. common stock and to the incorporation by reference herein of our report dated January 23, 1998, with respect to the consolidated financial statements of Brightpoint, Inc. included in its Annual Report (Form 10-K/A, Amendment No. 2) for the year ended December 31, 1997 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.





/s/ Ernst & Young LLP

Indianapolis, Indiana
July 7, 1998